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                                                                Exhibit 1.A.5(c)
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Endorsement: Exchange Option

As of the Date of Issue of this Policy, this Endorsement is added to the Policy.

The Company agrees that the Policy to which this Endorsement is attached can be exchanged for two new policies, one on the life of each of the Insureds.

Conditions
The Exchange Option (called "the Option") can be exercised only if:

- (a) The Company would have issued a single life policy on the life of the Insured on the Policy Date of this Policy; and
- (b) A final divorce decree ending the Insureds' marriage has been in effect for at least six months; or
- (c) The Insureds are married to each other and a change in federal tax law results in: the repeal of the unlimited marital deduction; or a reduction of the maximum federal estate tax rate by at least 50% of the rate on the Date of Issue of this Policy; or
- (d) A business partnership involving the Insureds has been dissolved for at least two months.

The Option must be exercised:

-  Before the final divorce decree has been in effect for more than one year; or
- On or within six months after the later of: the effective date of the new tax law; and the date the new tax law was enacted; or
 . On or within 6 months of the date of the dissolution of the business partnership.

Both Insureds under this Policy must be living on the Exchange Date.

Benefits provided by rider will be available on the new policies only with the consent of the Company.

This Policy and its riders will terminate at the end of the day prior to the Exchange Date. The new policies will take effect at the beginning of the day on the Exchange Date.

Exchange Date
The Exchange Date is the first day of the policy month which begins on or next follows: the approval by the Company of the exchange; or, if later, payment of the initial premiums for both of the new policies.

The New Policies
Each new policy will be issued:

- On a plan of flexible premium adjustable variable life insurance issued by the Company on the Policy Date of the new policy;
-  With a current Policy Date and Date of Issue;
- On a policy form and at premium rates in use by the Company on the Policy Date of the new policy;
 .  With the Death Benefit option most comparable to the Death Benefit option of this Policy; and
- Subject to: any assignments on this Policy; the Company's issue age requirements for the new policies; and payment of an initial premium of at least 3 times the Monthly Minimum Premium of the new policies.

Premiums for each new policy will be based on the Insured's sex and age on the Policy Date of each new policy.

The Policy Class of each new policy will not be based on the Joint Policy Class of this Policy. It will be based on the actual underwriting class to which the Insured was assigned by the Company on the Policy Date of this Policy.

Unless the Company agrees in writing on the Date of Issue of this Policy to allow a different split, one-half of the Cash Value of this Policy minus one-half of any Policy Loan Balance on this Policy at the time of the exchange will be transferred to each new policy as all or part of the initial premium. If this amount is less than the required initial premium as described above, payment of an amount equal to the difference between the required premium payment and the amount transferred to the new policy from this Policy must be made before the new policies will be in force.

If the Company agrees to allow a different split, the actual split will be reflected in: the split of the Cash Value of this Policy; and the amount of any Policy Loan Balance deducted from the Cash Value of this Policy.

The Contestable and Suicide periods of the new policies will be measured from the Date of Issue of this Policy.
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Face Amount of Each New Policy

Unless the Company agrees in writing on the Date of Issue of this Policy to allow a different split, the Face Amount of each new policy cannot be larger than: one-half of the Face Amount of this Policy; plus one-half of the amount of any Survivorship Level Term Insurance Rider in force on this Policy on the day prior to the Exchange Date; plus the amount of any single life level term insurance rider in force on the day prior to the Exchange Date on the Insured covered by the new policy.

The Face Amount of each new policy is subject to the Company's published maximum and minimum limits of issue.

New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

   ABCD               ABCD
 President          Secretary
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                                                                Exhibit 1.A.5(d)

                                                                      NEL-435-98
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Endorsement                              Endorsement Date:  Date of Issue


As of the Endorsement Date, the following is added to the Policy.

Extended Maturity
The Company agrees to defer the Maturity Date of the Policy to which this Endorsement is attached to the date death proceeds become payable, if that date occurs after the Maturity Date shown in Section 1.

Death Benefit
At age 100 the Company will compare the Net Premiums Paid to the Age 100 Amount. If the Net Premiums Paid is greater than or equal to the Age 100 Amount, the Death Benefit after the original Maturity Date will equal the greater of: the Face Amount of the Policy; and the Cash Value on the date death proceeds become payable. If the Net Premiums Paid is less than the Age 100 Amount, the Death Benefit after the original Maturity Date will equal the Cash Value on the date death proceeds become payable.

In this Policy, "Net Premiums Paid" means the total of the premiums paid in each policy year accumulated at 4% from the first day of the policy year (except premiums paid within 20 days prior to a policy anniversary which are treated as if paid in the next policy year) less every partial surrender accumulated at 4% from the date of surrender. In this Policy, the "Age 100 Amount" is equal to the last value shown in the Table in Section 5 projected to age 100 assuming the Guaranteed Death Benefit Premium is paid on the first day of each policy year and is accumulated at 4%.

Cash Value
The Cash Value of the Policy after the original Maturity Date will be calculated as described in the Cash Value of the Policy Section, except that the Cost of Insurance portion of the Monthly Deductions will be equal to zero.

Riders
All riders attached to the Policy, which are in effect on the original Maturity Date, will terminate on that Date.

Surrender of the Policy
You can surrender the Policy for its Net Cash Value at any time.

NEL-435-98
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                                                                      NEL-435-98

Premiums
Premiums and unscheduled payments cannot be made after the original Maturity Date, unless the Company sends you a premium notice as provided for in the Grace Period provision.

New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

   ABCD                ABCD
President            Secretary